Exhibit 99.1

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On May 19, 2023, AVROBIO, Inc., a Delaware corporation (the “Company”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Novartis Pharma AG and Novartis Pharmaceuticals Corporation (collectively, the “Purchaser”), providing for the sale of the Company’s cystinosis gene therapy program (designated AVR-RD-04) and all other assets of the Company specifically related to this program. In addition, pursuant to the Asset Purchase Agreement, the Company has granted an exclusive license to the Purchaser to use certain intellectual property of the Company, which consists of certain proprietary elements of the Company’s plato® gene therapy platform technology specifically within the field of cystinosis. The foregoing transactions contemplated by the Asset Purchase Agreement are referred to as the “Asset Sale”. The Company has also agreed not to assert claims against the Purchaser for violations of certain other Company intellectual property rights in connection with the Purchaser’s exercise of the exclusive license granted to it under the Asset Purchase Agreement, and for violations of the licensed intellectual property, except in connection with activities by the Purchaser in the fields of Gaucher disease, Pompe disease, Hunter syndrome and Fabry disease, or indemnification claims under the Asset Purchase Agreement. The aggregate consideration to the Company consists of a cash payment of $87.5 million upon closing of the transaction on June 9, 2023 (the “Closing Date”).

The Asset Purchase Agreement contains certain customary representations, warranties and covenants. The Asset Purchase Agreement also contains customary indemnification provisions pursuant to which the parties agree to indemnify each other for certain matters, including, among other things, breaches of certain representations, warranties and covenants in connection with the Asset Sale, subject to specified caps and limitations. The Company has also agreed to a covenant that would prohibit the Company from engaging in specified activities that would compete with the cystinosis business, for a period of 5 years, subject to certain limitations and exceptions. Completion of the Asset Sale was subject to the satisfaction or waiver of customary closing conditions, including a requirement to obtain third party consents from certain of the Company’s key suppliers and licensors, and a requirement to terminate any liens, including those imposed under the Company’s Loan and Security Agreement (the “Term Loan Facility”), dated as of November 2, 2021, with Silicon Valley Bank, a division of First-Citizens Bank & Trust and the other parties thereto. Upon closing, the Company utilized a portion of the transaction proceeds to pay off its outstanding balance under the Term Loan Facility.

The following unaudited pro forma condensed consolidated financial statements are intended to show how the Asset Sale might have affected the historical financial statements of the Company if the Asset Sale had been completed at an earlier time as indicated therein, and such unaudited pro forma consolidated financial statements are derived from, and should be read in conjunction with, the Company’s historical condensed consolidated financial statements and notes thereto, as presented in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2023 filed with the Securities and Exchange Commission (“SEC”) on May 11, 2023 (the “Form 10-Q”) and the Company’s historical financial statements and notes thereto, as presented in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 23, 2023 (the “Form 10-K”).

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2023 assumes the transaction had occurred on March 31, 2023. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2023 and the year ended December 31, 2022 give effect to the transaction as if it had occurred as of January 1, 2022.

In addition, Regulation S-X permits registrants to reflect adjustments that depict synergies and dis-synergies of the acquisitions and dispositions for which pro forma effect is being given in the Company’s disclosures as management adjustments. The Company has determined not to disclose such adjustments because it does not believe that presentation of such adjustments would enhance an understanding of the pro forma effects of the Asset Sale.

The accounting adjustments to reflect the Asset Sale in the unaudited pro forma consolidated financial statements include:

•	the sale of the assets related to the AVR-RD-04 program pursuant to the Asset Purchase Agreement;
•	the cash repayment of the Term Loan Facility; and

•	receipt of the cash proceeds that were payable on the Closing Date in connection with the Asset Sale.

The unaudited pro forma consolidated financial statement information is presented for informational purposes only and is based upon estimates by the Company’s management, which are based upon available information and certain assumptions that the Company’s management believes are reasonable as of the date of this filing. The unaudited pro forma consolidated financial statements are not intended to be indicative of the actual financial position or results of operations that would have been achieved had the Asset Sale been consummated as of the periods indicated, nor does it purport to indicate results which may be attained in the future. Actual amounts could differ materially from these estimates.

The unaudited pro forma consolidated balance sheet as of March 31, 2023 and the unaudited pro forma consolidated statements of operations for three months ended March 31, 2023 and the year ended December 31, 2022 should be read in conjunction with the notes thereto.

AVROBIO, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of March 31, 2023
(in thousands, except per share data)

		Transaction Accounting Adjustments
	Historical AVROBIO (a)	Operations of Sold Assets (b)		Pro Forma Adjustments (c)		Pro Forma AVROBIO
Assets
Current assets:
Cash and cash equivalents	$72,326	$(16,403)	(d)	$84,024	(f)	$139,947
Prepaid expenses and other current assets	4,925	(714)	(e)	—		4,211
Total current assets	77,251	(17,117)		84,024		144,158
Operating lease assets	2,857	—		—		2,857
Property and equipment, net	2,574	—		—		2,574
Restricted cash, net of current portion	283	—		—		283
Other assets	40	—		—		40
Total assets	$83,005	$(17,117)		$84,024		$149,912
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$591	$—		$—		$591
Accrued expenses and other current liabilities	11,081	(553)	(e)	(286)		10,242
Operating lease liabilities, current	2,627	—		—		2,627
Total current liabilities	14,299	(553)		(286)		13,460
Note payable, net of discount	15,356	(15,356)	(d)	—		—
Operating lease liabilities, net of current portion	352	—		—		352
Total liabilities	30,007	(15,909)		(286)		13,812
Stockholders’ equity
Common stock, $0.0001 par value; 150,000 shares authorized; 44,088 shares issued and outstanding as of March 31, 2023	4	—		—		4
Additional paid-in capital	567,383	—		—		567,383
Accumulated deficit	(514,389)	(1,208)		84,310		(431,287)
Total stockholders’ equity	52,998	(1,208)		84,310		136,100
Total liabilities and stockholders’ equity	$83,005	$(17,117)		$84,024		$149,912

See accompanying notes to the pro forma consolidated financial statements

AVROBIO, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Three Months Ended March 31, 2023
(in thousands, except per share data)

		Transaction Accounting Adjustments
	Historical AVROBIO (a)	Operations of Sold Assets (b)		Pro Forma Adjustments (c)	Pro Forma AVROBIO
Operating expenses:
Research and development	$17,333	$(456)	(e)	$—	$16,877
General and administrative	7,887	—		(286)	7,601
Total operating expenses	25,220	(456)		(286)	24,478
Loss from operations	(25,220)	456		286	(24,478)
Other income:
Interest income, net	248	550	(d)	—	798
Other income, net	15	—		—	15
Total other income, net	263	550		—	813
Net loss and comprehensive loss	$(24,957)	$1,006		$286	$(23,665)
Net loss per share—basic and diluted	$(0.57)	$—		$—	$(0.54)
Weighted-average number of common shares outstanding — basic and diluted	44,037	—		—	44,037

See accompanying notes to the pro forma consolidated financial statements

AVROBIO, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2022
(in thousands, except per share data)

		Transaction Accounting Adjustments
	Historical AVROBIO (a)	Operations of Sold Assets (b)		Pro Forma Adjustments (c)		Pro Forma AVROBIO
Operating expenses:
Research and development	$72,186	$(4,615)	(e)	$—		$67,571
General and administrative	33,248	—		—		33,248
Total operating expenses	105,434	(4,615)		—		100,819
Gain on Asset Sale	—	—		84,024	(f)	84,024
Loss from operations	(105,434)	4,615		84,024		(16,795)
Other income (expense), net:
Interest income (expense), net	(299)	1,808	(d)	—		1,509
Loss on extinguishment of debt	—	(1,405)	(d)	—		(1,405)
Other expense, net	(157)	—		—		(157)
Total other income (expense), net	(456)	403		—		(53)
Net loss and comprehensive loss	$(105,890)	$5,018		$84,024		$(16,848)
Net loss per share attributable to ordinary shareholders—basic and diluted	$(2.42)	$—		$—		$(0.39)
Weighted average ordinary shares outstanding—basic and diluted	43,739	—		—		43,739

See accompanying notes to the pro forma consolidated financial statements

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

The unaudited pro forma condensed consolidated financial statements reflect the following notes and adjustments:

(a)
Reflects the condensed consolidated balance sheet as of March 31, 2023 and condensed consolidated statement of operations for the three months ended March 31, 2023 in the Form 10-Q and the consolidated statement of operations for the year ended December 31, 2022 in the Form 10-K.

(b)	Reflects the consummation of the Asset Sale in accordance with the terms of the Asset Purchase Agreement.

(c)
Reflects the additional transaction accounting adjustments which show how the Asset Sale might have affected the Company’s historical financial statements if the sale had been completed on January 1, 2022.

(d)
The notes payable is secured by substantially all of the Company’s assets, other than the Company’s intellectual property. The adjustments represent the 1) repayment of the notes payable to facilitate the Asset Sale per the covenants in our debt arrangement; 2) elimination of interest expense incurred for the year ended December 31, 2022 and three months ended March 31, 2023; and 3) pro-forma accounting for the extinguishment loss upon prepayment during the year ended December 31, 2022.

(e)	Adjustments represent the elimination of assets and liabilities to the Asset Sale and the disposed operations.

(f)
To record the net cash proceeds from the Asset Sale paid on the Closing Date of $87.5 million, less estimated closing costs of $3.5 million that are expected to be incurred as part of the consummation of the Asset Sale.